SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*
                               ------------------


                             Obie Media Corporation
        -----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        -----------------------------------------------------------------
                         (Title of Class of Securities)


                                    674391107
        -----------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement     [  ]
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 67391107                   13G/A                     Page 2 of 4 pages

1        NAME OF REPORTING PERSON
         S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

         Delores M. Mord
         ###-##-####

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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)      [  ]
                                                      (b)      [  ]
         N/A

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3        SEC USE ONLY



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4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
------------------------------------------------------------------------------
   NUMBER OF SHARES     5     SOLE VOTING POWER
BENEFICIALLY OWNED BY         309,645
EACH REPORTING PERSON   ------------------------------------------------------
         WITH           6     SHARED VOTING POWER
                              116,826
                        ------------------------------------------------------
                        7     SOLE DISPOSITIVE POWER
                              309,645
                        ------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER
                              116,826
------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         426,471
------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         N/A
------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.88%
------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         IN
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                               Page 3 of 4 pages
Item 1.  (a)      Name of Issuer:
                                    Obie Media Corporation

                  (b)      Address of Issuer's Principal Executive Offices:
                                    4211 West 11th Avenue
                                    Eugene OR 97402

Item 2.  (a)      Name of Person Filing:
                                    Delores M. Mord

                  (b)      Address of Principal Business Office:
                                    4211 West 11th Avenue
                                    Eugene OR 97402

                  (c)      Citizenship:
                                    United States

                  (d)      Title of Class of Securities:
                                    Common Stock

                  (e)      CUSIP Number:
                                    674391107
Item 3.
                   If this  statement is filed  pursuant to Rules  13d-1(b),  or
                      13d-2(b), check whether the person filing is a:

                   (a)[ ] Broker or Dealer  registered  under  Section 15 of the
                      Act

                   (b) [ ] Bank as defined in section 3(a)(6) of the Act

                   (c)[ ]  Insurance  Company as defined in section  3(a)(19) of the Act

                   (d)[ ] Investment  Company  registered under section 8 of the
                      Investment Company Act

                   (e)[ ] Investment  Adviser  registered  under  section 203 of the Investment Advisers Act of 1940

                   (f)[ ] Employee  Benefit Plan,  Pension Fund which is subject to the provisions of the Employee Retirement Income Securities Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

                   (g)[ ] Parent  Holding  Company,  in accordance  with Section
                      240.13d-1(b)(1)(ii)(G)

                   (h)[ ] Group, in accordance with Section  240.13d-1(b)(1)(ii)
                      (H)

                                                               Page 4 of 4 pages
Item 4.  Ownership

                  (a)      Amount Beneficially Owned:

                           426,471

                  (b)      Percent of Class:

                           9.88%

                  (c       Number of shares as to which such person has:

                           (i)      sole power to vote or to direct the vote
                                    309,645

                           (ii)     shared power to vote or to direct the vote
                                    116,826

                           (iii) sole power to dispose or to direct the disposition of
                                    309,645

                           (iv) shared power to dispose or to direct the disposition of
                                    116,826

Item 5.  Ownership of Five Percent or Less of a Class
                                    N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person
                                    N/A

Item 7.  Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company
                                    N/A

Item 8.  Identification and Classification of Members of the Group
                                    N/A

Item 9.  Notice of Dissolution of Group
                                    N/A

Item 10. Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:             2/12/99


-------------------------------------
Delores M. Mord